Crompton

                                  NEWS

CONTACTS:

Investors:              William Kuser           (203) 573-2213
Media:                  Mary Ann Dunnell     (203) 573-3034

CROMPTON ANNOUNCES AGREEMENTS IN U.S. AND CANADIAN RUBBER CHEMICALS INVESTIGATIONS;
Granted Conditional Amnesty in Urethanes Investigation;
Completes Internal Investigation

MIDDLEBURY, CT, March 15, 2004 - Crompton Corporation (NYSE:CK) today entered into a plea agreement with the United States of America with respect to a criminal antitrust investigation of the company by the Department of Justice (DOJ). Under the terms of the agreement, Crompton agreed to plead guilty to participating in a combination and conspiracy to suppress and eliminate competition by maintaining and increasing the price of certain rubber chemicals sold in the United States during the period 1995 to 2001. The DOJ and the company will jointly recommend that the court impose a sentence requiring the company to pay a fine of $50 million, payable in six annual installments, without interest, beginning in 2004. If the court accepts the joint recommendation at a hearing expected to occur in the next several months, the DOJ's investigation of Crompton with respect to rubber chemicals will be resolved.

Crompton also reached agreement with the Commissioner of Competition and the Attorney General (Attorney General) of Canada on Mar. 15, 2004, regarding a criminal antitrust investigation of the company. Crompton has agreed to plead guilty to one count of conspiring to lessen competition unduly in the sale and marketing of certain rubber chemicals in Canada. The Attorney General and the company will jointly recommend that the court impose a sentence requiring Crompton to pay a fine of $9 million Canadian (U.S.$7 million), payable in six annual installments, without interest, beginning in 2004. If the court accepts the joint recommendation at a hearing expected to occur in the next several months, the Canadian investigation of Crompton with respect to rubber chemicals will be resolved.

Expected cash payments for U.S. and Canadian fines total $2.3 million in 2004; $2.3 million in 2005; $6.5 million in 2006; $11.2 million in 2007; $16.2 million in 2008; and $18.5 million in 2009.

Crompton recorded a charge of $45.2 million against results of operations for its fiscal year ended Dec. 31, 2003, as a reserve for the payment of the U.S. and Canadian fines, which represents the present value of the expected payments. Crompton's earnings release issued on Feb. 2, 2004, did not reflect this reserve because the company was not able to estimate the amount of the U.S. and Canadian fines with any reasonable certainty at that time. The Company's 2003 financial statements, when filed with the Securities and Exchange Commission (SEC), will reflect the newly established reserve. Crompton is filing a Form 12b-25 (Notification of Late Filing) with the SEC and expects to file its Form 10-K for the year ended Dec. 31, 2003, shortly.

Crompton and certain of its subsidiaries continue to be the subject of a coordinated civil investigation by the European Commission (EC) with respect to the sale and marketing of rubber chemicals. At this time, the company cannot predict the timing or outcome of that investigation, including the amount of any fine that may be imposed by the EC.

The company announced that it is cooperating with competition authorities in the U.S., Canada and the European Union that have opened an investigation into possible collusive behavior by manufacturers of urethanes and urethane chemicals. Crompton is cooperating fully with authorities and has received assurances of conditional amnesty in the U.S., Canada and the European Union regarding fines and criminal prosecution with respect to urethanes and urethane chemicals. Amnesty is conditioned upon several factors, including the company's continued cooperation with the authorities. Crompton's urethanes and urethane chemicals business had sales of $286 million in 2003.

The company also said it had completed its own internal investigation. During the course of the investigation, Crompton has strengthened its training and compliance programs and has taken personnel actions, where appropriate.

"The resolution of these investigations and the personnel actions we have taken are major steps in putting these issues behind us and enabling us to concentrate on the future," said President and Chief Executive Officer Robert L. Wood. "We continue to work diligently to resolve the pending civil litigation and the EC's rubber chemicals investigation."

Wood cited numerous actions taken by the company to improve training and compliance, including strengthening existing training programs and implementing an online training program in corporate compliance and business ethics; establishing a global employee hotline; and appointing of a full-time ethics and compliance officer. In addition, Crompton has rewritten its Code of Business Conduct and Ethics to be more comprehensive and is distributing it globally in several languages.

Crompton Corporation, with annual sales of $2.2 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

Forward-Looking Statements

Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain and timing of new financing, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from General Electric, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company's possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.

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